[Granite]

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE 1933 ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT.

SECOND AMENDED AND RESTATED
WARRANT TO PURCHASE COMMON STOCK
OF
CYALUME TECHNOLOGIES HOLDINGS, INC.

W072910-1	267,950 Shares of Common Stock*

This is to Certify That, FOR VALUE RECEIVED, Granite Creek FlexCap I, L.P., or its assigns ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Cyalume Technologies Holdings, Inc., a Delaware corporation (the "Company"), 267,950 shares of fully paid, validly issued and nonassessable shares of the common stock of the Company ("Common Stock") at an exercise price of $0.01 per share. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time pursuant to Section (g) hereof or as otherwise provided herein, are hereinafter sometimes referred to as "Warrant Shares" and the exercise price per share of Common Stock acquirable upon exercise hereof as in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." This Warrant is being exchanged for Warrant No. W072910-1 and amends and replaces Warrant No. W072910-1 dated July 29, 2010, as amended and restated on March 30, 2013, both of which shall be deemed null, void and cancelled.

(a) EXERCISE OF WARRANT.

(1) This Warrant may be exercised in whole or in part at any time or from time to time from the date hereof up to and including November 19, 2023 (the "Exercise Period"); provided, however, that (i) if either such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day, and (ii) in the event of any merger, consolidation or sale of substantially all the assets of the Company as an entirety, resulting in any distribution to the Company's stockholders, prior to termination of the Exercise Period, the Holder shall have the right to exercise this Warrant commencing at such time through the termination of the Exercise Period into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which this Warrant might have been exercisable immediately prior thereto. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. As soon as practicable after each such exercise of this Warrant, but not later than seven (7) days following the receipt of good and available funds, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder. As of the end of business on the date of receipt by the Company of this Warrant at its office in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be physically delivered to the Holder.

* Originally 94,118, as increased on November 19, 2013 by 173,832, subject to further adjustment as provided herein.

(2) At any time during the Exercise Period, the Holder may, at its option, exercise this Warrant on a cashless basis by exchanging this Warrant, in whole or in part (a "Warrant Exchange"), into the number of Warrant Shares determined in accordance with this Section (a)(2), by surrendering this Warrant at the principal office of the Company or at the office of its stock transfer agent, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Warrant Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the "Exchange Date"). Certificates for the shares issuable upon such Warrant Exchange and, if this Warrant should be exercised in part only, a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder, shall be issued as of the Exchange Date and delivered to the Holder within seven (7) days following the Exchange Date. In connection with any Warrant Exchange, this Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares equal to (i) the number of Warrant Shares specified by the Holder in its Notice of Exchange (the "Total Number") less (ii) the number of Warrant Shares equal to the quotient obtained by dividing (A) the product of the Total Number and the existing Exercise Price by (B) Fair Market Value of a share of Common Stock. "Fair Market Value" shall equal the 5 trading day average closing trading price of the Common Stock on the relevant market or exchange for the 5 trading days preceding the date of determination or, if the Common Stock is not listed or admitted to trading on any market or exchange, and the average price cannot be determined as contemplated above, the Fair Market Value of the Common Stock shall be as reasonably determined in good faith by the Company's Board of Directors with the concurrence of the Holder.

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(b) REPRESENTATIONS OF HOLDER. The Holder (i) is an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), (ii) understands the risks of, and other considerations relating to, a purchase of this Warrant, (iii) understands that the Warrants and/or the Warrant Shares may not be sold, transferred, hypothecated or pledged, except pursuant to an effective registration statement under the 1933 Act and under any applicable state securities law, or pursuant to an available exemption from the registration requirements of the 1933 Act and any applicable state securities laws, in all cases established to the satisfaction of the Company, and (v) the Holder has been given the opportunity to obtain such additional information that it believes is necessary.

(c) RESERVATION OF SHARES. The Company shall at all times reserve for issuance and/or delivery upon exercise of the this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.

(d) FRACTIONAL SHARES. No fractional shares or strips representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock.

(e) LOSS OR DESTRUCTION OF WARRANT. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(f) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

(g) ANTI-DILUTION PROVISIONS.

(1) In case the Company shall hereafter (x) declare a dividend or make a distribution on its outstanding Common Stock in shares of Common Stock, (y) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (z) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. The number of shares of Common Stock that the Holder shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section (g)) be issuable on such exercise by a fraction of which (i) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section (g)) be in effect, and (ii) the denominator is the Exercise Price in effect on the date of such exercise (taking into account the provisions of this Section (g)). Notwithstanding the foregoing, in no event shall the Exercise Price be less than the par value of the Common Stock. Adjustment pursuant to this Section shall be made successively whenever any event listed above shall occur.

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(2) In the event that the additional detachable warrants to purchase preferred stock of the Company issued to US VC Partners, LP or JFC Technologies, LLC or their affiliates or other investors pursuant to that certain Securities Purchase Agreement with respect to the Company’s Series A Preferred Stock, dated as of the date hereof (the "Preferred Stock Warrants") become exercisable due to the Company failing to achieve EBITDA of $4.75 million as of December 31, 2014 and, if all or any portion of the Preferred Stock Warrants are exercised during the exercise period set forth therein, the number of Warrant Shares will be increased by up to 82,271 (prorated for partial exercises of such Preferred Stock Warrants and adjusted to reflect the net number of shares issued upon such exercise of such Preferred Stock Warrants after any reductions in the number of shares issued as a result of cashless exercises of such Preferred Stock Warrants) and thereafter the aggregate maximum number of Warrant Shares for which this Warrant may be exercisable will be 350,221 (as adjusted for partial exercises of the Preferred Stock Warrants).

(h) NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed to the Holder, at least fifteen days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(i) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other change of outstanding Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation or a merger in which the Common Stock of the Company outstanding immediately prior thereto represents immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) 50% or more of the combined voting power and economic interests in the Company or such surviving or acquiring entity outstanding immediately after such transaction and economic interests in the Company or such surviving or acquiring entity outstanding immediately after such transaction and which does not result in any reclassification, capital reorganization or other change of outstanding Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company in the entirety (a “Reorganization”), the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of this Warrant immediately prior to such Reorganization, provided that, solely in connection with a Reorganization in which the holders of Common Stock in the Company immediately prior to such Reorganization, and/or their respective affiliates, do not beneficially own or control 50% or more of the combined voting power and economic interests in the Company or such surviving or acquiring entity outstanding immediately after such transaction, the Company shall be permitted, in lieu of continuing this Warrant, to redeem the warrant for an amount, payable in cash or in the same form of consideration payable to the holders of the Common Stock in connection with the Reorganization, equal to the amount the Holder would have received as a result of such Reorganization if the Holder had exercised this Warrant immediately prior to the occurrence of such transaction. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section (i) shall similarly apply to successive reclassifications, capital reorganizations and changes of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section (g) hereof.

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(j) NO NET-CASH SETTLEMENT. In no event will the Holder be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in securities.

(k) MODIFICATION OF AGREEMENT. The provisions of this Warrant may from time to time be amended, modified or waived, by the Company and the holder of this Warrant.

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(l) TRANSFER OF WARRANT. This Warrant shall inure to the benefit of the successors to and assigns of the Holder; provided, however, this Warrant may not be pledged, sold, assigned or otherwise transferred, directly or indirectly, by operation of law, change of control, or otherwise, without the prior written consent of the Company, except to an affiliate of the Holder. This Warrant and all rights hereunder are registrable at the office or agency of the Company referred to below by the Holder in person or by its duly authorized attorney, upon surrender of this Warrant properly endorsed accompanied by an assignment form in a form approved by the Company, duly executed by the transferring Holder and the transferee.

(m) REGISTER OF WARRANTS. The Company shall maintain, at the principal office of the Company (or such other office as it may designate by notice to the Holder), a register in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each successor and prior owner of such Warrant. The Company shall be entitled to treat the Person in whose name this Warrant is so registered as the sole and absolute owner of this Warrant for all purposes.

(n) WARRANT AGENT. The Company may, by written notice to the Holder, appoint the transfer agent and registrar for the Common Stock as the Company’s agent for the purpose of issuing Common Stock (or other securities) on the exercise of this Warrant pursuant to paragraph(a), and the Company may, by written notice to the Holder, appoint an agent having an office in the United States of America for the purpose of replacing this Warrant pursuant to paragraph (e), or any of the foregoing, and thereafter any such replacement shall be made at such office by such agent.

(o) NOTICES, ETC. All notices and other communications from the Company to the Holder shall be mailed by first class certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder or at the address shown for the Holder on the register of Warrants referred to in paragraph (m).

(p) REGISTRATION RIGHTS. The Holder and the Company are parties to a Registration Rights Agreement dated as of July 29, 2010.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Warrant on November 19, 2013.

HOLDER:

GRANITE CREEK FLEXCAP I, L.P., a Delaware limited partnership

By:		Granite Creek GP FlexCap I, L.L.C.,
its General Partner

	By:	/s/ Brian R. Boorstein
	Name:	Brian R. Boorstein
	Title:	Member

COMPANY:

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	Chief Executive Officer

Signature Page to Granite Second Amended and Restated Warrant to Purchase Common Stock

PURCHASE FORM

(1)	The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing shares of Common Stock of Cyalume Technologies Holdings, Inc. (or such number of shares of Common Stock or other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the Warrant).

(2)	The undersigned hereby elects to make payment (Please check one):

___	on a cashless basis pursuant to the provisions of Section (a)(2) of the Warrant.

___	with the enclosed bank draft, certified check or money order payable to the Company in payment of the exercise price determined under, and on the terms specified in, the Warrant.

(3)	The undersigned hereby irrevocably directs that the said shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

(4) If the Warrant was not exercised in full, please check the following:

The undersigned hereby irrevocably directs that any remaining portion of the warrant be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

Signature of Holder

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